Exhibit 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	Jon C. Biro
Executive Vice President/
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

Christine Mohrmann/Alexandra Tramont
FD
(212) 850-5600

FOR IMMEDIATE RELEASE

Consolidated Graphics, Inc. Announces Departure of Director

HOUSTON, TEXAS — July 20, 2011 — Consolidated Graphics, Inc. (NYSE: CGX) today announced that one of its current directors, Dr. Hugh West, will not seek re-election to the Board of Directors when his term expires at the Company’s 2011 Annual Meeting of Shareholders.

Dr. West has served on the Company’s board since the founding of the Company in 1985 and currently serves as a member of the Board’s Audit and Nominating and Governance Committees.

Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, “I’d like to thank Dr. West for serving as a director of Consolidated Graphics over the past 26 years. He has made significant contributions to the growth and success of Consolidated Graphics.”

In connection with Dr. West’s departure, the Company has evaluated potential new members for the Board.  At the recommendation of the Nominating and Governance Committee, the Board of Directors has nominated Todd A. Reppert to fill the vacancy created by Dr. West’s upcoming retirement from the Board.

Mr. Reppert’s qualifications to serve on the Board include his extensive finance and accounting experience, his management and operational experience as the President and Chief Financial Officer of a public company, his experience as a director of a public company, and his considerable experience in corporate finance, mergers and acquisitions, and investments. Mr. Reppert is also a certified public accountant. He currently serves as the President and Chief Financial Officer and as a member of the investment committee of Main Street Capital Corporation (NYSE: MAIN).  Prior to his work with Main Street and its predecessor entities, Mr. Reppert was with a national public accounting firm.  Should he be elected at the upcoming Annual Meeting, he will be an independent director with broad knowledge in finance and mergers and acquisitions.

Consolidated Graphics, Inc. (CGX), headquartered in Houston, Texas, is one of North America’s leading general commercial printing companies. With 70 printing businesses strategically located across 27 states, Toronto, and Prague, and a presence in Asia, Consolidated Graphics offers an unmatched geographic footprint, unsurpassed capabilities, and unparalleled levels of convenience, efficiency and service. With locations in or near virtually every major U.S. market, Consolidated Graphics provides the service and responsiveness of a local printer enhanced by the economic, geographic and technological advantages of a large national organization.

Consolidated Graphics’ vast and technologically advanced sheetfed and web printing capabilities are complemented by the world’s largest integrated digital footprint. By coupling North America’s most comprehensive printing capabilities with strategically located fulfillment centers and industry-leading technology, Consolidated Graphics delivers end-to-end print production and management solutions that are based on the needs of our customers to improve their results. For more information, visit www.cgx.com.

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